As filed with the Securities and Exchange Commission on November 16, 2007

Registration No. 333-____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

Auriga Laboratories, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	84-1334687
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10635 Santa Monica Boulevard
Suite 120
Los Angeles, CA 90025
(Address of Principal Executive Offices, Including Zip Code)
____________________

Auriga Laboratories, Inc.
2008 Omnibus Stock Grant and Option Plan
(Full Title of the Plan)
____________________

Philip S. Pesin
10635 Santa Monica Boulevard
Suite 120
Los Angeles, CA 90025
(310) 461-3600
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, California 92618
(949) 635-1240

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001(2)	10,000,000	$0.135	$1,350,000	$41.45
Total Registration Fee	10,000,000	$0.135	$1,350,000	$41.45

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices for our common stock as reported by the NASDAQ Over-The-Counter Bulletin Board on November 16, 2007

(2)
The securities to be registered represent shares of Common Stock reserved for issuance under the Auriga Laboratories, Inc. 2008 Omnibus Stock Grant and Option Plan (the “Plan”). Pursuant to Rule 416, shares of Common Stock of the Company issuable pursuant to the exercise of awards granted or to be granted under the Plan in order to prevent dilution resulting from any future stock split, stock dividend, or similar transaction, are also being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Form 10-KSB dated March 30, 2007, filed with the Commission on March 30, 2007.

(ii)	The Registrant’s Quarterly Report dated April 16, 2007 on Form 10-QSB filed with the Commission on April 16, 2007.

(iii)	The Registrant’s Quarterly Report dated August 9, 2007 on Form 10-QSB filed with the Commission on August 9, 2007.

(iv)	The Registrant’s Quarterly Report dated November 9, 2007 on Form 10-QSB filed with the Commission on November 9, 2007.

(v)
The Registrant’s Current Reports on Form 8-K filed on April 4, 2007, April 10, 2007, April 16, 2007, April 17, 2007, May 24, 2007, May 29, 2007, June 5, 2007, June 7, 2007, June 19, 2007, June 20, 2007, June 26, 2007, July 18, 2007, August 7, 2007, August 10, 2007, August 28, 2007, August 30, 2007, September 5, 2007, October 2, 2007, October 5, 2007, October 18, 2007, October 22, 2007, November 2, 2007, November 5, 2007, November 8, 2007 and November 9, 2007.

(iv)
All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, APLC, counsel to the Company.

As of November 12, 2007, The Lebrecht Group, APLC is the owner of 36,364 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant’s directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. In addition, the Registrant has entered into indemnification agreements with its officers and directors with respect to losses arising out of their capacity as officers or directors, and it is anticipated that similar agreements may be entered into, from time to time, with its officers and directors in the future..

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1	Auriga Laboratories, Inc. 2008 Omnibus Stock Grant and Option Plan

4.2	Form of Incentive Stock Option Agreement relating to options granted under the Plan

4.3	Form of Non Statutory Stock Option Agreement relating to options granted under the Plan

4.4	Form of Common Stock Purchase Agreement relating to restricted stock granted under the Plan

5.1	Opinion of The Lebrecht Group, APLC

23.1	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

23.2	Consent of Williams & Webster, P.S.

___________________

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 16, 2007.

Auriga Laboratories, Inc.

/s/ Philip S. Pesin
By: Philip S. Pesin, Chief Executive Officer

/s/ Frank Greico
By: Frank Greico, Chief Financial Officer and Principal Accounting Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Philip S. Pesin, Chief Executive Officer, his true and lawful attorney-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Philip S. Pesin	Dated: November 16, 2007
By: Philip S. Pesin, Chief Executive Officer, and Chairman of the Board

/s/ Frank Greico	Dated: November 16, 2007
By: Frank Greico, Chief Financial Officer and Principal Accounting Officer

/s/ Leonhard Dreimann	Dated: November 16, 2007
By: Leonhard Dreimann, Director

/s/ Trevor K. Pokorney	Dated: November 16, 2007
By: Trevor K. Pokorney, Director

/s/ Elliot Maza	Dated: November 16, 2007
By: Elliot Maza, Director